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                                                                    Exhibit 10.4

                            M O N S A N T O [LOGO]
                               Food.Health.Hope

                                                       MONSANTO COMPANY
                                                       800 North Lindbergh Blvd
                                                       St. Louis, Missouri 63167
                                                       http://www.monsanto.com


                                 July 13, 2000

Frank V. AtLee
10137 East Horizon Drive
Scottsdale, AZ 85262-3015

Dear Frank:

This letter agreement (this "Agreement") is to confirm the mutual agreement of the parties with respect to the terms and conditions under which you will provide consulting services to Monsanto Company (the "Company"), which is currently a wholly-owned subsidiary of Pharmacia Corporation ("Pharmacia"). The Company has filed a registration statement relating to a proposed initial public offering of its shares (the "IPO"). This Agreement is not conditioned upon consummation of the IPO.

1.  Chairmanship. Effective June 20, 2000, you were appointed as a member of the
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Board of Directors of the Company (the "Board"), Chairman of the Board and
Chairman of the Executive Committee of the Board. Pharmacia shall vote its shares of the Company in favor of your re-election to successive terms as a member of the Board until the annual meeting of the shareholders of the Company occurring in 2003 (the "2003 Annual Meeting"). You shall receive for your serving in these capacities the compensation provided to all members of the Board, together with such special fees as may be provided for serving as Chairman of the Board and as Chairman of the Executive Committee and of any other committees of the Board to which you may be appointed.

2.  Consulting Services. You hereby agree to provide such consulting services
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("Consulting Services"), including advice regarding policies, long-term strategies and general business issues relating to the Company and its industry, as the Board or the Chief Executive Officer of the Company may reasonably request from time to time.

3.  Consulting Term. Unless extended by written agreement between you and the
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Company or unless earlier terminated in accordance with the provisions of this
Agreement, the term during which you shall provide Consulting Services under this Agreement (the "Consulting Term") shall commence on June 20, 2000, and terminate on the date of the 2003 Annual Meeting. The Company or you shall have the right to terminate the Consulting Term immediately upon written notice to the other party. Except as provided below, in the event of such a termination of the Consulting Term, the Company's sole liability shall be to make the payments due pursuant to
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paragraph 4 hereof for Consulting Services provided by you prior to the effective date of such termination and for which payment has not already been made. If the Consulting Term is terminated by the Company other than as the result of or in connection with the breach by you of any of your obligations under this Agreement, or if you should die or become unable to render the Consulting Services because of your permanent disability, then the Company shall also pay you (or your designated beneficiary, or if you have not designated a beneficiary, your estate) the Consulting Fees that would have been credited to the Account pursuant to paragraph 4 hereof through the date of the 2003 Annual Meeting (calculated taking into account such Retainer Amounts (as defined in Section 4(c) below) as are reasonably projected to be paid to you), in a single lump sum amount.

4. Consulting Fee. (a) As compensation for your Consulting Services, the Company
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shall pay you the fees provided for in this paragraph 4 (the "Consulting Fees").
A Consulting Fee of $33,334 per month, less the Retainer Amounts, shall be credited to a bookkeeping account in your name (the "Account"), monthly in arrears during the Consulting Term. The amounts credited to the Account shall bear interest at the Moody's Baa Bond Index Rate, as in effect from time to time. The balance in the Account shall be paid to you promptly following the termination of the Consulting Term for any reason. Notwithstanding the foregoing, if you and the Company so agree, the Account may be transferred to and governed by the terms and conditions for deferral under any plan relating to non-employee director compensation that may hereafter be adopted by the Company.

(b) In addition, the Company shall reimburse you for your customary and reasonable out-of-pocket expenses incurred in performing the Consulting Services, upon presentation of appropriate documentation hereof.

(c) The "Retainer Amounts" means the cash value of all regular fees paid to you for your services as a member of the Board, Chairman of the Board and Chairman of the Executive Committee and of any other committees of the Board to which you may be appointed, including regular meeting fees and fees for serving as chairman of any committees, whether paid to you in cash, stock, or stock options, and whether or not payment or delivery thereof is deferred; provided, that the Retainer Amounts shall not include the value of any stock options granted to you as a "founders' grant" nor any expense reimbursements you may receive. The value of any such regular fees that are not paid in cash shall be determined at the time the relate award is granted (e.g., upon grant of a right to receive deferred stock). The value of any such regular fees that are to be paid in cash but on a deferred basis shall be determined based upon the principal amount thereof, without regard to the interest or other earnings that may be accrued thereon during the deferral period.

5. Confidentiality. In rendering your services hereunder, you may have acquired
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or may acquire from the Company or may develop certain information and data which the Company wishes to keep confidential, including, but not limited to, any information regarding the Company's products, projects, business, plans, programs, plants, processes, equipment, costs, customers and operations and information which the Company has obtained from third parties and with respect to which the Company is obligated to maintain confidentiality (collectively,

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"Company Information"). You shall not disclose any Company Information to third parties or use any Company Information (other than in connection with performing your obligations under this Agreement or as a member of the Board), without in each instance securing the prior written consent of the Company. All notes, memoranda, records, tapes, printouts and other documents (including, but not limited to, all electronic versions, drafts, copies and excerpts thereof) embodying or referring to the Company Information or supplied to you by the Company (collectively, "Documents") shall be the property of the Company and shall be subject to this Agreement. The Company shall be free to use all Documents in its business. All Documents shall be delivered or returned to the Company immediately after termination of your services hereunder for any reason, provided, however, that you may retain one archival copy of all reports delivered to the Company and of all working papers necessary to support your analyses, conclusions and recommendations. You further agree to indemnify the Company for any losses, damages, liabilities, costs or expenses (including attorneys' fees) incurred by unauthorized use or disclosure by you of any Company Information or any breach of the provisions of this paragraph.

6.  Independent Contractor. In performing your services hereunder, your status
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shall be that of an independent contractor and not that of an employee or part-time employee of the Company. You acknowledge that you are responsible for all taxes with respect to the compensation payable to you hereunder.

7.  Governing Law. The validity, interpretation and performance of this
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Agreement and any dispute connected herewith shall be governed by and construed in accordance with the laws of the state of Missouri (except its laws and decisions regarding conflicts of law, which shall be disregarded in their entirety).

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If the foregoing terms and conditions are acceptable to you, please indicate your acceptance and agreement by executing this Agreement in triplicate at the place indicated below and returning two copies to the Company. The other copy is for your files.

                                Very truly yours,

                                MONSANTO COMPANY


                                /s/ Hendrik A. Verfaillie
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                                By:    Hendrik A. Verfaillie
                                Title: Chief Executive Officer

                                PHARMACIA CORPORATION


                                /s/ Fred Hassan
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                                By:    Fred Hassan
                                Title: Chief Executive Officer


AGREED TO AS OF THE DATE
FIRST ABOVE WRITTEN:


/s/ Frank V. AtLee
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Frank V. AtLee

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